POWER OF ATTORNEY

Mr. Mario Vazquez hereby constitutes and appoints each and all of Messrs. Jacobo Cohen Imach, Pedro Arnt, Marcelo Melamud, Tomas Hermida Zapiola, Eugenia de la Puerta Echeverria and Juan Martin de la Serna, and each of them, as his true and lawful attorneys-in-fact, so that they, acting individually in the name, place and stead and on behalf of the principal, may perform the following acts: (1) deliver, for and on behalf of the principal and in his capacity as director or official of MercadoLibre, Inc. (the "Company"), Forms 3, 4 and 5 pursuant to
Section 16(a) of the Securities Exchange Act of 1934 and its regulations, (2) undertake, for and on behalf of the principal, each and all acts necessary or adequate to fill in and deliver the abovementioned Forms 3, 4 and 5, fill in and execute any modification(s) thereto and timely submit such forms with the United States' Securities Exchange Commission (SEC) and any other stock exchange or similar authority, and (3) conduct any other action of any kind related to the aforementioned which, at the discretion of the attorneys-in-fact, may inure to the benefit of be in the best interest of or be lawfully required by, the principal, it being understood that the documents delivered by the attorneys-in-fact for the principal under this Power-of-Attomey shall be in the form and contain the terms and conditions that may be approved by the attorneys-in-fact, at their discretion. The appearing party confers the attorneys-in-fact full power and authonty to carry out each and all acts and steps that may be required, necessary or adequate to exercise any of the rights and powers herein granted, with full powers of substitution or revocation, hereby acknowledgeing and ratifying any and all acts lawfully made or ordered by the attorneys-in-fact under this Power-of-Attorney and the rights, powers and authority granted hereunder. The appearing party further acknowledges that the abovementioned attorneys-in-fact, when acting in his name, shall not undertake any of the duties to comply with Section 16 of the Securities Exchange Act of 1934. The present Power-of-Attorney shall remain effective until Mr. Mario Eduardo Vazquez is no longer required to submit Fonns 3, 4 and 5 in relation to his interest in the Company and the operations he conducts with the securities issued by the Company, unless this Power-of-Attorney is revoked prior to that by virtue of a written instrument delivered to the attorney-in-fact. The present Power-of-Attorney shall be governed and construed in accordance with the legislation of the State of New York, United States of America


Mr. Mario Eduardo Vazquez has caused this Power of Attorney to be executed on July 5, 2021.

By:/s/ Mario Eduardo Vazquez
Name: Mario Eduardo Vazquez